Exhibit 10.8

April 29, 2021

Daniel Watson

dwatson@hydrafacial.com

Dear Dan,

As you know, on December 8, 2020, The Beauty Health Company (formerly known as Vesper Healthcare Acquisition Corp.) (as may be referred to herein together with its subsidiaries, the “Company”), LCP Intermediate, Inc., the indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“Hydrafacial”), and certain other parties entered into an Agreement and Plan of Merger whereby (among other things) Hydrafacial will become an indirect wholly owned subsidiary of the Company (the “Transaction”).

In connection with the Transaction, the Company desires to employ you under the following terms, subject to the consummation of the Transaction, effective as of the date on which the Transaction is consummated (the “Effective Date”):

1. Title; Duties; Location. You will serve as Executive Vice President of Americas Sales of the Company and will perform such duties as are usual and customary for your position or as otherwise may be prescribed by the Company. You will continue to work out of Long Beach, CA, except for travel as may be necessary to fulfill your duties to the Company.

2. Base Compensation. Your base compensation will be $371,196.54 per year (your “Base Salary”)), payable in accordance with the Company’s standard payroll practices (but no less often than monthly).

3. Annual Bonus. For each fiscal year of the Company ending during your employment with the Company (commencing with 2021), you will be eligible to participate in, and earn a cash performance bonus (an “Annual Bonus”) under, the Company’s Management Incentive Plan or any successor plan (the “Bonus Plan”). Your target Annual Bonus will be 60% of your Base Salary. The actual amount of any Annual Bonus will be determined based on the satisfaction of Company, individual and/or other performance metrics established by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (the “Compensation Committee”). The Bonus Plan may be amended or changed by the Company from time to time. Any Annual Bonus that becomes payable to you will be paid at such time(s) as annual bonuses are generally paid to senior leaders of the Company with respect to the applicable fiscal year, but in no event later than March 15th of the calendar year following the year to which the Annual Bonus relates, subject to your continued employment with the Company through the applicable payment date.

4. Option. As soon as practicable following the Effective Date, subject to and contingent on the approval of the Company’s 2021 Incentive Award Plan (the “Incentive Plan”) by the Board and the stockholders of the Company, you will be eligible to receive a grant of options to purchase 310,000 shares of the Company’s common stock (the “Option”) pursuant to the Incentive Plan. The grant of the Option is further subject to and contingent upon the approval by the Board or the Compensation Committee of the Option. If granted, the Option shall have an exercise price per share equal to the Fair Market Value (as defined in the Incentive Plan) of a share of the Company common stock on the grant date. Twenty-five percent (25%) of the Shares subject to the Option will vest on each of the first four (4) anniversaries of the

Effective Date, subject to your continued employment with the Company through the applicable vesting date. The Option will be subject to the terms and conditions of the Incentive Plan and an award agreement, substantially in the form attached hereto as Exhibit A (the “Option Agreement”), to be entered into between the Company and you.

5. Equity Awards. Without limiting Section 4 above, for each fiscal year of your employment with the Company, beginning in 2022, you will be eligible for one or more grants of long-term incentive awards (“Awards”). The amount (if any), type and terms and conditions (including vesting conditions) of any such Award shall be determined by the Compensation Committee in its sole discretion. Each Award will be subject to the terms and conditions of the Incentive Plan, subject to and contingent on the approval of the Incentive Plan by the Board and the stockholders of the Company, or any successor plan, and an award agreement entered into between the Company and you.

6. Benefits. During your employment with the Company, you will continue to be eligible to participate in the Company’s employee benefit plans and programs generally applicable to similarly-situated employees of the Company, as in effect from time to time, subject to the terms and conditions of the applicable plans and programs. These plans and programs currently include the Company’s permissive paid time off plan, health and welfare plans and a 401(k) retirement savings plan. The Company reserves the right to change, discontinue or amend its benefits and benefit plans at any time and from time to time.

7. Confidentiality Agreement. As a condition of your continued employment with the Company, you are required to execute and return to the Company, and to comply with, the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”).

8. Severance Plan. It is anticipated that the Company will adopt the Executive Severance Plan (the “Severance Plan”), in substantially the form attached hereto as Exhibit C, effective on or shortly following the Effective Date. As a senior leader of the organization, if the Severance Plan is adopted, you will be designated as a “Tier One” participant in the Severance Plan. As a participant in the Severance Plan, you would be eligible to receive certain severance payments and benefits upon your Qualifying Termination or CIC Termination (each as defined in the Severance Plan) in accordance with the terms of the Severance Plan as in effect from time to time, subject to the requirements, terms and conditions set forth therein.

9. Policies. As an employee of the Company, you will continue to be subject to, and you agree to comply with, the Company’s policies and procedures as they may be amended from time to time.

10. At-Will Employment. Your employment with the Company is “at-will” and is not for a specified period of time. Either you or the Company may terminate your employment at any time and for any reason whatsoever (or for no reason). It also means the Company may prospectively change your title, reporting line, duties, or other terms of your employment at any time in its discretion. This at-will employment relationship may not be changed, modified, rescinded or superseded, except pursuant to a written agreement executed by you and the Company.

11. Withholding. The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

12. Effectiveness. The effectiveness of this offer letter is subject to and conditioned upon the closing of the Transaction. If the Transaction does not close for any reason, this offer letter will be null and void and neither party will have any rights or obligations hereunder.

13. Representations. You hereby represent and warrant to the Company that: (i) you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this offer letter and have been advised to do so by the Company; (ii) you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment and (iii) your entry into this offer letter and performance of services for the Company will not violate any noncompetition, restrictive covenant or other contract between you and any prior employer.

14. Miscellaneous. This offer letter, together with the Option Agreement and the Confidentiality Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and supersedes all prior understandings and agreements concerning such subject matter, whether written or oral, including, without limitation, any prior service agreement between you and the Company, its affiliates or any predecessor employer and any prior versions of this offer letter. No provisions of this offer letter may be amended, modified, or waived unless agreed to in writing and signed by you and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This offer letter shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law thereof.

I look forward to you continued contributions and look forward to receiving your acceptance by May 3, 2021. Please let me know if you have any questions about this offer.

Sincerely,

/s/ Clinton E. Carnell
Clint Carnell
President & Chief Executive Officer
The Beauty Health Company

/s/ Clinton E. Carnell
Clint Carnell
Chief Executive Officer
Edge Systems LLC d/b/a The HydraFacial Company

Accepted and agreed to on April 29, 2021

/s/ Daniel Watson

Signature

Daniel Watson

Attachments:

Exhibit A: Form of Option Agreement

Exhibit B: Employee Proprietary Information and Inventions Assignment Agreement

Exhibit C: Proposed Executive Severance Plan

EXHIBIT A

FORM OF OPTION AGREEMENT

THE BEAUTY HEALTH COMPANY

2021 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

The Beauty Health Company, a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (the “Grant Notice”), subject to the terms and conditions of The Beauty Health Company 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[____]

Grant Date:	[____], 2021

Exercise Price per Share:	[____]

Shares Subject to the Option:

Final Expiration Date:	[____]

Vesting Commencement Date:	[____], 2021

Vesting Schedule:	Twenty-five percent (25%) of the Shares subject to the Option will vest on each of the first four anniversaries of the Vesting Commencement Date, subject to Participant’s continued status as a Service Provider through the applicable vesting date. Notwithstanding the foregoing, (x) if Participant incurs a Termination of Service due to Participant’s death or Disability, subject to and conditioned upon Participant’s (or Participant’s estate’s) timely execution and non-revocation of a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service (the date such Release becomes effective and irrevocable, the “Release Effective Date”), the Option will vest in full (to the extent then-unvested) upon the Release Effective Date (and shall remain outstanding and eligible to vest through the Release Effective Date and shall automatically be forfeited if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination), and (y) if a Change in Control is consummated more than twelve (12) months after [Closing Date], 2021 (the “Closing Date”) (and such Change in Control does not occur pursuant to a binding agreement entered into within the twelve (12) months after Closing Date which, for clarity, is addressed solely in the following paragraph) and Participant’s status as a Service Provider is terminated by the Company or its Subsidiaries without Cause (as defined in the Agreement) or due to Participant’s resignation for Good Reason (as defined in the Company’s Executive Severance Plan), in either case, within twelve (12) months following the consummation of such Change in Control, subject to and conditioned upon Participant’s timely execution and non-revocation of a Release that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service, the Option will vest in full (to the extent then-unvested) upon the Release Effective Date (and shall remain outstanding and eligible to vest through the Release Effective Date and shall automatically be forfeited if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination).

If (i) a Change in Control occurs within twelve (12) months following Closing Date (or pursuant to a binding agreement entered into within such twelve (12) month period) and (ii) Participant’s status as a Service Provider is terminated by the Company or its Subsidiaries without Cause or due to Participant’s resignation for Good Reason, in either case, within twelve (12) months after the consummation of such Change in Control, then, subject to and conditioned upon Participant’s timely execution and non-revocation of a Release that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service, then a number of Shares subject to the Option equal to (A) the product of (x) 1/48th of the total number of Shares subject to the Option by (y) the number of full and partial months elapsed between the Grant Date and date of such Termination of Service less (B) the total number of Shares subject to the Option that have vested prior to the date of Termination of Service will vest upon the Release Effective Date (and shall remain outstanding and eligible to vest through the Release Effective Date and shall automatically be forfeited if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination).

Type of Option	[Incentive Stock Option]/[Non-Qualified Stock Option]

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

THE BEAUTY HEALTH COMPANY	PARTICIPANT

By:
Name:	[Participant Name]
Title:

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

•

GENERAL

• Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

• Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.

•

PERIOD OF EXERCISABILITY

• Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole vested Share has accumulated; provided, however, that, notwithstanding the foregoing or anything to the contrary in the Grant Notice or this Agreement, in no event may the Option be exercised (in whole or in part) prior to the date on which the Company files a Form S-8 Registration Statement covering the Shares subject to the Option. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion of the Option that is not vested and exercisable as of Participant’s Termination of Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service, if any).

• Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

• Expiration of Option. Except as may be extended in accordance with Section 5.3 of the Plan, the Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

• The final expiration date in the Grant Notice;

• Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause (as defined below), due to Participant’s voluntary resignation or by reason of Participant’s death or Disability;

• Except as the Administrator may otherwise approve, the expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability;

• Except as the Administrator may otherwise approve, the expiration of one (1) month from the date of Participant’s Termination of Service due to Participant’s voluntary resignation for any reason; and

• Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

2.4 Cause Definition. As used in this Agreement, “Cause” means (i) if Participant is a party to a written employment or consulting agreement with the Company or a Subsidiary in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, the occurrence of any one or more of the following events:

(a) Participant has engaged in an act of dishonesty, theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, law, rule, regulation or policy or procedure of the Company (including but not limited to policies and procedures pertaining to harassment and discrimination); Participant’s commission of, or plea of guilty or nolo contendere to, any crime or offense (other than minor traffic violations or similar offenses), or any act by Participant constituting a felony;

(b) Participant’s gross or repeated neglect of, or repeated or willful failure to perform, his or her duties to the Company, or Participant’s history of substandard performance, if such substandard performance is not cured to the satisfaction of the Board, the Chief Executive Officer of the Company (the “CEO”) (unless Participant is the CEO), and/or Participant’s manager within ten (10) days following notice to Participant;

(c) Participant has breached any of the provisions of any employment, confidentiality, restrictive covenant or other agreement between Participant and the Company or an affiliate thereof;

(d) actions by Participant involving malfeasance or gross negligence in the performance of, Participant’s duties;

(e) Participant’s failure or refusal to perform Participant’s duties to the Company on an exclusive and full-time basis if such failure to perform Participant’s duties is not cured to the satisfaction of the Board, the CEO (unless Participant is the CEO), and/or Participant’s manager (as applicable) within ten (10) days following notice to the Participant;

(f) Participant’s insubordination or failure to follow the Board’s (or the CEO’s (unless Participant is the CEO) or such Participant’s manager’s) instructions;

(g) Participant’s violation of any rule, regulation, or policy of the Company or the Board (or Participant’s manager) applicable to similarly-situated employees of the Company generally, including, without limitation, rules, regulations, or policies addressing confidentiality, non-solicitation or non-competition, if such violation is not cured to the satisfaction of the Board, the CEO (unless Participant is the CEO), and/or Participant’s manager (as applicable) within ten (10) days following notice to the Participant;

(h) Participant’s use of alcohol or illicit drugs in a manner that has or would reasonably be expected to have a detrimental effect on Participant’s performance, Participant’s duties to Company, or the reputation of the Company or its affiliates; or

(i) Participant’s performance of acts which are or could reasonably be expected to become materially detrimental to the image, reputation, finances or business of the Company or any of its affiliates, including but limited to the Participant’s commission of unlawful harassment or discrimination.

•

EXERCISE OF OPTION

• Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

• Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

• Tax Withholding; Exercise Price.

• Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Option in satisfaction of any exercise price and/or applicable withholding tax obligations, in accordance with the Plan. With respect to tax withholding obligations, the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, in accordance with Section 9.5 of the Plan.

• Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

• Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

•

OTHER PROVISIONS

• Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

• Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

• Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

• Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

• Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

• Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

• Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

• Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

• Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

• Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof

• Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

• Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

• Incentive Stock Options. If the Option is designated as an Incentive Stock Option:

• Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if the Option is exercised more than three months after Participant’s Termination of Service, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

• Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two years from the Grant Date or (ii) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

• Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

* * * * *

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT

THE HYDRAFACIAL COMPANY

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT

AGREEMENT

In consideration and as a condition of my employment by Edge Systems LLC d/b/a The HydraFacial Company (together with its parents and subsidiaries and any of their respective successors or assigns, the “Company”), and my receipt of the compensation paid to me by the Company pursuant to the employment agreement entered into between me and the Company (the “Employment Agreement”) concurrently with the execution of this Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Date (as defined in the Employment Agreement), I, the undersigned, agree as follows:

1. Proprietary Information. During the term of my employment with the Company, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation, information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (i)(a) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Work Product (as defined below), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (b) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (c) information concerning or resulting from any research and development or other project, including without limitation, experimental work, and product development plans, regulatory compliance information, and research, development and regulatory strategies, and (d) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation, information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (ii) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to me by the Company or such third party at the Company’s direction. Any information disclosed by any of the Company’s affiliated companies or by any company, person or other entity participating with the Company in any consortium, partnership, joint venture or similar business combination, which would otherwise constitute Proprietary Information if disclosed by the Company, shall be deemed to constitute Proprietary Information under this Agreement, and the rights of the Company under this Agreement may be enforced by any such affiliate or participating entity (as well as by the Company) with respect to any violation relating to the Proprietary Information disclosed by such affiliate or entity, as if that affiliate or entity were also a party to this Agreement.

2. Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment with the Company, without the prior written consent of the Company on a case-by-case basis, and to cooperate with the Company and use my best efforts not to prevent the unauthorized us or disclosure or reproductions of any Proprietary Information. In addition, I agree not to copy or remove any tangible materials containing Proprietary Information from the premises of the Company, except in the proper performance of my duties as an employee of the Company or with the prior written consent of the Company on a case-by-case basis. Upon termination of my employment with the Company, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation and benefits records, and (b) this Agreement. I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (i) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (ii) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (iii) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose any Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give notice to the Company. I agree to cooperate reasonably with the Company (at the Company’s request) in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. If I learn of any possible unauthorized use or disclosure of Proprietary Information, I shall cooperate fully with the Company to enforce its rights in such information. Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit me from (x) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (y) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to my attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (z) making disclosures that are protected by the National Labor Relations Act or similar applicable law.

3. Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4. Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

5. Inventions.

5.1

Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures, I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

5.2

Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit B. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3

Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

5.4

Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.3, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5

Prior Contracts Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (i) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit C a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit C at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

5.6

Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6. Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”). I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill.

6.1

Non-Competition. During the term of my employment by the Company, I will not without the prior written approval of the Board of Directors of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), in each case, which is a current or potential supplier, customer or competitor of the Company, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while I was employed by the Company.

6.2	Non-Solicitation.

(a) During the term of my employment with the Company and for a period of one (1) year thereafter I will not (i) solicit for employment or engagement, any employee, consultant or independent contractor of the Company, or (ii) solicit, encourage, induce or attempt to induce or assist others to solicit, encourage, induce or attempt to induce any employees, consultants or independent contractors of the Company who were employed or engaged by the Company at any time during the term of my employment with the Company to terminate their employment or engagement with the Company.

(b) During the term of my employment with the Company, I will not solicit, divert or take away, or attempt to divert or take away, the business of any customer or client of the Company (served by the Company during the twelve (12)-month period prior to the termination of my employment with the Company) on my own behalf or on behalf of any person or entity other than the Company.

6.3

No Defamatory Communications. During the term of my employment with the Company and thereafter, I agree that I will not make any public or private statement which would reasonably be expected to defame or disparage the Company or any of its employees, officers, managers or directors. Notwithstanding the foregoing, this Section 6.3 shall not preclude me from making any statement to the extent required by law or legal process.

6.4

Extension. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate the provisions of Section 6.2(a), I shall continue to be bound by the restrictions set forth in such section until a period of one year has expired without any violation of such provisions.

6.5

Interpretation. If any restriction set forth in Section 6.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7. Notification to Other Parties. In the event of termination of my employment with the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

8. Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated for any lawful reason or for no reason, without cause or notice, at my option or the Company’s option, subject to and except as otherwise expressly set forth in the Employment Agreement. The Restrictive Covenants will remain in effect for the periods specified in this Agreement, unless such Restrictive Covenants are modified by a further written agreement signed by both an authorized officer of the Company and me which expressly alters such Restrictive Covenants.

9. Miscellaneous.

9.1

The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign this Agreement to any affiliate or successor in interest, including any person or entity that, whether by way of merger, sale, acquisition, corporate re-organization or otherwise, directly or indirectly acquires all or substantially all of the business or assets of the Company.

9.2

This Agreement, together with the Employment Agreement, constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

9.3

Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.4

The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision(s) of this Agreement shall not impact the validity or enforceability of any other provision(s) of this Agreement, which shall remain in full force and effect.

9.5

I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I also agree that if the Company prevails in any action or proceeding to enforce my obligations under this Agreement, I will pay all of the Company’s expenses relating to any such action or proceeding including, without limitation, all reasonable attorney’s fees, if so authorized by applicable state and/or federal law.

9.6

The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California exclusively, without reference to any conflict laws rule that would result in the application of the laws of any other jurisdiction. I agree that upon the Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Los Angeles County, California, and I hereby agree to consent to the personal jurisdiction of such courts. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.7

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

9.8	Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

9.9

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND THAT I HAVE EITHER CONSULTED WITH OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

IN WITNESS WHEREOF, I have executed this document as of _______________, 20__.

Employee:

Address:

AGREED AND ACKNOWLEDGED:

EDGE SYSTEMS LLC d/b/a
THE HYDRAFACIAL COMPANY

By:
Name:
Title:

Address:	The HydraFacial Company
2165 E Spring Street
Long Beach, CA 90806

Exhibit A

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of The HydraFacial Company or its affiliates (together, the “Company”), or copies thereof, including, without limitation, any item of Proprietary Information listed in Section 4 of the Company’s Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”) to which I am a party, but not including copies of my own compensation and benefits records (in each case, to the extent expressly permitted by the Agreement).

I further certify that I have complied with all of the terms of the Agreement signed by me. I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to disclose such information (i) by an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) by the Board of Directors of the Company, in the event that I am an executive officer of the Company. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

Date: _____________
(Employee’s Signature)

(Printed or Typed Name of Employee)

Exhibit B

California Labor Code

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit C

Background Technology

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

EXHIBIT C

PROPOSED EXECUTIVE SEVERANCE PLAN

THE BEAUTY HEALTH COMPANY

EXECUTIVE SEVERANCE PLAN

The Beauty Health Company (the “Company”), has adopted this The Beauty Health Company Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth below:

1.1 “Base Salary” means, with respect to any Participant, the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Cause” means, with respect to any Participant, the occurrence of any one or more of the following events:

(a) the Participant has engaged in an act of dishonesty, theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or has breached a fiduciary duty, law, rule, regulation or policy or procedure of the Company (including but not limited to policies and procedures pertaining to harassment and discrimination);

(b) the Participant’s commission of, or plea of guilty or nolo contendere to, any crime or offense (other than minor traffic violations or similar offenses), or any act by the Participant constituting a felony;

(c) the Participant’s gross or repeated neglect of, or repeated or willful failure to perform, his or her duties to the Company, or the Participant’s history of substandard performance, if such substandard performance is not cured to the satisfaction of the Board, the Chief Executive Officer of the Company (the “CEO”), and/or the Participant’s manager within ten (10) days following notice to the Participant;

(d) the Participant has breached any of the provisions of any employment, confidentiality, restrictive covenant or other agreement between the Participant and the Company or an affiliate thereof;

(e) actions by the Participant involving malfeasance or gross negligence in the performance of, the Participant’s duties;

(f) the Participant’s failure or refusal to perform the Participant’s duties to the Company on an exclusive and full-time basis if such failure to perform the Participant’s duties is not cured to the satisfaction of the Board, the CEO, and/or the Participant’s manager (as applicable) within ten (10) days following notice to the Participant;

(g) the Participant’s willful violation of any material rule, regulation, or policy of the Company or the Board (or such Participant’s manager) applicable to similarly-situated employees of the Company generally, including, without limitation, rules, regulations, or policies addressing confidentiality, non-solicitation or non-competition, if such violation is not cured to the satisfaction of the Board, the CEO, and/or the Participant’s manager (as applicable) within ten (10) days following notice to the Participant;

(h) the Participant’s use of alcohol or illicit drugs in a manner that has or would reasonably be expected to have a detrimental effect on the Participant’s performance, the Participant’s duties to Company, or the reputation of the Company or its affiliates; or

(i) the Participant’s performance of acts which are or could reasonably be expected to become materially detrimental to the image, reputation, finances or business of the Company or any of its affiliates, including but limited to the Participant’s commission of unlawful harassment or discrimination.

For purposes of the foregoing definition of Cause, no act or failure to act by a Participant shall be deemed willful or intentional if performed in good faith and with the reasonable belief that the action or inaction was in the best interests of the Company and its affiliates.

1.4 “Change in Control” shall have the meaning set forth in the Company’s 2021 Incentive Award Plan, as may be amended from time to time, or any successor equity incentive plan established by the Company.

1.5 “CIC Protection Period” means the period beginning on (and including) the date on which a Change in Control is consummated and ending on (and including) the nine (9)-month anniversary thereof.

1.6 “CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.

1.7 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.9 “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

1.10 “Date of Termination” means the effective date of the termination of the Participant’s employment.

1.11 “Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its subsidiaries.

1.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.13 “Good Reason” means, with respect to any Participant and without the Participant’s written consent, the occurrence of any one or more of the following events:

(a) a material reduction in the Participant’s Base Salary or Target Bonus except in connection with across-the-board salary reductions (and corresponding target bonus reductions) imposed on substantially all of the Company’s senior executives not to exceed, in the aggregate, ten percent (10%) during any twelve (12)-month period;

(b) the relocation of the Participant’s principal place of employment to a location that is greater than fifty (50) miles from the Participant’s principal place of employment as of the date on which he or she becomes a Participant in the Plan if that relocation increases the Participant’s commute by fifty (50) miles or more; or

(c) a material reduction in the Participant’s title, duties or responsibilities to the Company (other than during a period of physical or mental incapacity, and specifically not to include any change in Participant’s title, duties or responsibilities as a result of any Change in Control or any other transaction that does not qualify as a Change in Control).

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that the Participant knows or reasonably should have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

1.14 “Participant” means each Employee with a title of Vice President or higher who is selected by the Administrator (or designee thereof in accordance with Section 3 hereof) to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with Section 13.2 hereof, other than any Employee who, at the time of his or her termination of employment, is covered by an employment or other individual agreement with the Company or a subsidiary thereof that provides for cash severance or termination benefits. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “cash severance” for purposes of this definition.

1.15 “Prior-Year Bonus” means, with respect to any Participant, the Participant’s earned but unpaid annual cash performance bonus, if any, for the Company’s fiscal year ending immediately prior to the fiscal year in which the Date of Termination occurs. For clarity, if the Date of Termination occurs on or after the date on which the Company pays annual cash performance bonuses for the Company’s fiscal year ending immediately prior to the fiscal year in which the Date of Termination occurs, then there shall be no Prior-Year Bonus.

1.16 “Pro-Rata Target Bonus” means, with respect to any Participant, a pro-rated portion of the Participant’s Target Bonus amount for the year in which the Date of Termination occurs, determined by multiplying the Participant’s Target Bonus for the year in which the Date of Termination occurs by a fraction, the numerator of which equals the number of days during which the Participant was employed by the Company or its subsidiaries during the calendar year in which the Date of Termination occurs and the denominator of which equals 365 or 366 (as applicable).

1.17 “Qualifying Termination” means a termination of the Participant’s employment with the Company or a subsidiary thereof, as applicable, (a) by the Company or such subsidiary, as applicable, without Cause or (b) by the Participant for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination if, (a) if such Participant is offered and/or accepts a comparable employment position with the Company or any subsidiary, or (b) if in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.

1.18 “Severance Benefits” means, collectively, the Prior-Year Bonus, the Cash Salary Severance, the Pro-Rata Target Bonus, and the COBRA Benefits to which a Participant may become entitled pursuant to the Plan.

1.19 “Severance Classification” means, with respect to any Participant, his or her designation as a “Tier 1,” “Tier 2” or “Tier 3” participant in the Plan.

1.20 “Severance Period” means, with respect to any Participant, the number of months following the Participant’s Date of Termination during which the Participant is entitled to the Cash Salary Severance and COBRA Benefits, as determined in accordance with Exhibit A or Exhibit B, as applicable, attached hereto (based on the Participant’s Severance Classification).

1.21 “Target Bonus” means, with respect to any Participant, the Participant’s target annual cash performance bonus, if any, for the year in which the Date of Termination occurs. For the avoidance of doubt, with respect to any Participant who is not eligible to receive an annual cash performance bonus as part of his or her annual compensation, such Participant’s Target Bonus shall be equal to zero.

2. Effectiveness of the Plan; Notification. The Plan shall become effective on the date on which it is adopted by the Board. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan and of such Participant’s Severance Classification.

3. Administration. Subject to Section 13.4 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate (other than to any Participant in the Plan). All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Severance Benefits.

4.1 Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.

4.2 Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to Sections 4.5 and 4.6 hereof and further subject to the Participant’s execution of a Release that becomes effective and irrevocable in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:

(a) Prior-Year Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Prior-Year Bonus, payable within seventy (70) days following the Date of Termination; provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the Prior-Year Bonus shall be paid in the second (2nd) such calendar year;

(b) Cash Salary Severance. The Company shall pay to the Participant an amount equal to the amount determined in accordance with Exhibit A attached hereto (based on the Participant’s Severance Classification) (the “Cash Salary Severance”). Subject to Section 6.2 hereof, the Cash Salary Severance (as set forth on Exhibit A) shall be paid to the Participant in accordance with the Company’s usual payroll periods during the Severance Period (as set forth on Exhibit A and based on the Participant’s Severance Classification) commencing on the Date of Termination; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, no payments under this Section 4.2(b) shall be made prior to the beginning of the second (2nd) such calendar year (and any such payments otherwise payable prior thereto (if any) shall instead be paid on the first (1st) regularly scheduled Company payroll date in the second (2nd) such calendar year).

(c) Pro-Rata Target Bonus. The Company shall pay to the Participant an amount equal to his or her Pro-Rated Target Bonus, payable within seventy (70) days following the Date of Termination; provided, that if the aggregate period during which the Participant is entitled to consider and/or revoke the Release spans two calendar years, the Pro-Rata Target Bonus will be paid in the second (2nd) such calendar year).

(d) COBRA. Subject to the Participant’s valid election to continue health care coverage under Section 4980B of the Code, to the extent that the Participant is eligible to do so, then the Company shall reimburse the Participant for the Participant and the Participant’s eligible dependents with coverage under its group health plans at the same levels and at the same cost to Participant as would have applied if the Participant’s employment had not been terminated based on Participant’s elections in effect on the Date of Termination until the earlier of the end of the month during which the Participant’s Severance Period (as determined in accordance with Exhibit A attached hereto and based on the Participant’s Severance Classification)) ends or the date the Participant becomes covered by a group health insurance program provided by a subsequent employer (the “COBRA Benefits”). Notwithstanding the foregoing, (i) if any plan pursuant to which the COBRA Benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Severance Period (or the remaining portion thereof).

4.3 CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to Sections 4.5 and 4.6 hereof and further subject to the Participant’s execution of a Release that becomes effective and irrevocable in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, then the Company shall pay or provide to the Participant, as applicable, the Severance Benefits set forth in Sections 4.2(a)-(d) hereof; provided, however, that the amount of the Cash Salary Severance and the Severance Period shall be determined in accordance with Exhibit B attached hereto (instead of in accordance with Exhibit A) based on the Participant’s Severance Classification.

4.4 Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims in a form prescribed by the Company (the “Release”) that becomes effective and irrevocable no more than sixty (60) days after the Date of Termination.

4.5 Impact of Subsequent Employment. Notwithstanding anything herein to the contrary, unless otherwise determined by the Administrator, in the event that, after his or her Date of Termination and prior to the end of his or her Severance Period, a Participant commences paid employment with any other entity, the payments and benefits described in Section 4.2 or 4.3 above, as applicable, shall cease immediately upon the Participant’s commencement of such employment. Each Participant hereby agrees to give the Company prompt written notice of such subsequent paid employment no later than the date on which such employment commences.

4.6 Non-U.S. Employees. Notwithstanding anything in the Plan to the contrary, any Participant that resides outside of the United States (each, a “Non-U.S. Participant”) and is entitled to receive severance, notice or similar termination payments and/or benefits under the laws of his or her country of residence upon his or her termination of employment with the Company and its subsidiaries (collectively, “Statutory Severance”) and that becomes eligible to receive Severance Benefits under the Plan shall be entitled to receive either (i) the payments and benefits described in Section 4.2 or 4.3 above, as applicable, or (ii) such Non-US Participant’s Statutory Severance, whichever is greater.

5. Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6. Section 409A.

6.1 General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2 Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six (6)-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6)-month period without interest thereon.

6.3 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4 Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one (1) year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.5 Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7. Limitation on Payments.

7.1 Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in any other plan, arrangement or agreement, the cash Severance Benefits under the Plan shall first be reduced, and any non-cash Severance Benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

7.2 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

8. No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

9. Successors.

9.1 Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

9.2 Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

10. Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

11. Claims Procedure; Arbitration.

11.1 Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.

11.2 Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

12. Covenants.

12.1 Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company, as in effect on the date of the Participant’s Qualifying Termination.

12.2 Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

13. Miscellaneous.

13.1 Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other severance benefits payable to a Participant by the Company. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant.

13.2 Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan and to provide written notice to any such Employee that he or she is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to his or her termination of employment.

13.3 No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.4 Termination and Amendment of Plan. Prior to the consummation of a Change in Control, the Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion. For a period of nine (9) months from and after the consummation of a Change in Control, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination. After the expiration of such nine (9)-month period, and subject to Section 2 hereof, the Plan may again be amended or terminated by the Administrator at any time and from time to time, in its sole discretion (provided, that no such amendment or termination shall adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to such amendment or termination).

13.5 Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

13.6 Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

13.7 Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

13.8 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

13.9 Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

13.10 Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

13.11 Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.12 Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

13.13 Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

Exhibit A

CALCULATION OF NON-CHANGE IN CONTROL SEVERANCE AMOUNTS

Severance Classification	Cash Salary Severance	Severance Period
Tier 1	12 months of Base Salary	12 months

Tier 2	6 months of Base Salary	6 months

Tier 3	3 months of Base Salary	3 months

Exhibit B

CALCULATION OF CHANGE IN CONTROL SEVERANCE AMOUNTS

Severance Classification	Cash Salary Severance	Severance Period
Tier 1	1.12 months of Base Salary 2.100% Target Bonus	12 months

Tier 2	1.6 months of Base Salary 2.50% Target Bonus	6 months

Tier 3	1.3 months of Base Salary 2.25% Target Bonus	3 months

EXHIBIT C

DETAILED CLAIMS PROCEDURES

Section 1.1. Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to Deborah Rodriguez, Chief Talent Officer; 2165 E Spring St., Long Beach, CA 90806; DRodriguez@hydrafacial.com.

(a) Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.

(1) Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed ninety (90) days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial ninety (90) day review period. The extension will not exceed a period of ninety (90) days from the end of the initial ninety (90) day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

(2) Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:

i.	the specific reason or reasons for the adverse benefit determination;

ii.	reference to the specific Plan provisions on which the determination is based;

iii.	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

iv.

an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

(3) Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within sixty (60) days of receiving notice of the denial of the claim. The Claimant:

i.	may submit written comments, documents, records and other information relating to the claim for benefits;

ii.	will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

iii.

will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(4) Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second (2nd) regularly scheduled meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third (3rd) regularly scheduled meeting of the Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five (5) days after it has been made.

(5) Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:

i.	the specific reason or reasons for the adverse benefit determination;

ii.	reference to the specific Plan provisions on which the adverse benefit determination is based;

iii.

a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

iv.	a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

v.	a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(c) Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one (1) year after the Administrator’s final decision regarding the claim appeal or (b) one (1) year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.

(d) Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.